EXHIBIT 10.41

HUNTINGTON INGALLS INDUSTRIES, INC.

AMENDED AND RESTATED DIRECTORS' COMPENSATION POLICY

Directors of Huntington Ingalls Industries, Inc., a Delaware corporation (the "Company"), who are not employed by the Company or one of its subsidiaries (''non-employee directors") are entitled to the compensation set forth below for their service as a member of the Board of Directors (the "Board") of the Company. The Board has
the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$120,000
Additional Non-Executive Chairman Retainer	$250,000
Additional Committee Chair Retainers
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Governance and Policy Committee Chair	$20,000
Finance Committee Chair	$20,000
Cybersecurity Committee Chair	$20,000
Additional Audit Committee Member Retainer	$17,500
Additional Compensation Committee Member Retainer	$7,500
Additional Governance and Policy Committee Member Retainer	$7,500
Additional Finance Committee Member Retainer	$7,500
Additional Cybersecurity Committee Member Retainer	$7,500

Equity Compensation
Annual Equity Award	$165,000

Cash Compensation

Each non-employee director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the "Annual Retainer"). A non-employee director who serves as the Non-Executive Chairman of the Board will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the "Additional Chair Retainer"). A non-employee director who serves as the Chairman of the Audit Committee, the Compensation Committee, the Governance and Policy Committee, the Finance Committee or the Cybersecurity Committee of the Board will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (an "Additional Committee Chair Retainer''). A non-employee director who serves as a member of the Audit Committee, the Compensation Committee, the Governance and Policy Committee, the Finance Committee or the Cybersecurity Committee of the Board (other than as the Chairman of the applicable committee) will be entitled to an additional cash retainer while serving as a member of that committee in the applicable amount set forth above (the "Additional Committee Member Retainer").

The amounts of the Annual Retainer, Additional Chair Retainer, Additional Committee Chair Retainers and Additional Committee Member Retainers reflected above (collectively, the “Annual Cash Retainers”) are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears. The retainer for a non-employee director for a particular quarter will be pro-rated if the non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be).

Notwithstanding the foregoing, a non-employer director may elect under the terms of the Board Deferred Compensation Policy to receive his or her Annual Cash Retainers for the following calendar year in the form of stock units. The stock units will generally become payable within 30 days following the date the non-employee director ceases to provide services as a member of the Board; provided, however, a non-employee director who has met his or her Ownership Guideline (as defined below) as of the Measurement Date (as defined below) may elect under the terms of the Board Deferred Compensation Policy to receive his or her Annual Cash Retainers for the following calendar year in the form of either (a) shares of the Company’s common stock (payable on the same date the related Annual Cash Retainer would otherwise have been paid) or (b) stock units that are payable in the fifth calendar year after the year in which the related Annual Cash Retainer is earned (or upon the director’s separation from service from the Board, if earlier). The common stock or stock units, as the case may be, will be fully vested on the date of grant and will be issued under (and subject to the terms of) the Plan and the stock units will further be subject to the terms of the Board Deferred Compensation Policy. If the non-employee director elects to receive common stock and the non-employee director’s Beneficial Ownership is less than the Ownership Guideline as of any quarterly grant date in the following calendar year, the non-employee director will be required to retain all of the common stock received on that quarterly grant date (net of taxes) until the next Measurement Date on which his or her Beneficial Ownership is greater

EXHIBIT 10.41
than the Ownership Guideline. The number of shares of Company common stock or stock units, as the case may be, will be determined by dividing (1) the portion of the Annual Cash Retainers to which the electing non-employee director is otherwise entitled for a given calendar quarter by (2) the per-share closing price (in regular trading) of the Company’s common stock on the New York Stock Exchange on the last day of such quarter (or, if such day is not a trading day, the most recent prior trading day), rounded down to the nearest whole unit.

Annual Equity Awards

On the first trading day of each fiscal quarter of the Company, each non-employee director then in office will automatically be granted an award of stock units determined by dividing (1) one-quarter (1/4) of the Annual Equity Award grant value set forth above by (2) the per-share closing price (in regular trading) of the Company's common stock on the New York Stock Exchange on the date of grant, rounded down to the nearest whole unit.

Each stock unit award will be made under and subject to the terms and conditions of the Company’s 2022 Long-Term Incentive Stock Plan or any successor equity compensation plan approved by the Company's stockholders and in effect at the time of grant (the “Plan”), and will be evidenced by, and subject to the terms and conditions of, an award certificate in the form approved by the Board to evidence such type of grant pursuant to this policy. Each award will be fully vested at grant and will generally become payable within 30 days following the date the non-employee director ceases to provide services as a member of the Board. Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid stock units granted pursuant to this policy. Dividend equivalents, if any, are paid in the form of a credit of additional stock units under the Plan and are subject to the same vesting, payment and other provisions as the underlying stock units.

Notwithstanding the foregoing, if a non-employee director beneficially owns shares of the Company’s common stock (his or her “Beneficial Ownership”) with a value equal to at least five times (5x) the director’s annual cash retainer (the “Ownership Guideline”) as of the date of the last quarterly grant of the Annual Equity Award for a given year (the “Measurement Date”), the non-employee director may elect under the terms of the Board Deferred Compensation Policy to receive his or her Annual Equity Award for the following calendar year in the form of either (a) shares of the Company’s common stock (with the number of shares being equal to the number of stock units the director would have been granted on each quarterly grant date, but for the election) or (b) stock units that are payable in the fifth calendar year after the year in which the Annual Equity Award is earned (or upon the director’s separation from service from the Board, if earlier). The common stock or stock units, as the case may be, will be fully vested on the date of grant and will be issued under (and subject to the terms of) the Plan and the stock units will further be subject to the terms of the Board Deferred Compensation Policy. If the non-employee director elects to receive common stock and the non-employee director’s Beneficial Ownership is less than the Ownership Guideline as of any quarterly grant date in the following calendar year, the non-employee director will be required to retain all of the common stock received on that quarterly grant date (net of taxes) until the next Measurement Date on which his or her Beneficial Ownership is greater than the Ownership Guideline.

Any stock units credited to a non-employee director (including in an account under the Board Deferred Compensation Policy), any shares owned by a non-employee director, the non-employee director’s spouse or minor children, and any shares owned by a trust for the benefit of a non-employee director or his or her family shall count as shares beneficially owned by a non-employee director for purposes of the Ownership Guideline.

The foregoing general provisions are, in the case of a particular award, subject to the terms and conditions of the applicable award certificate.

Expense Reimbursement

All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business.

Such benefits and reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the non-employee director receives in one taxable year shall not affect the amount of such benefits or reimbursements that the non-employee director receives in any other taxable year. The non-employee director shall promptly provide the Company with reasonable written substantiation for any such expenses. The Company shall pay any such reimbursement to the non-employee director promptly after its receipt of such documentation and in all events not later than the end of the calendar year following the year in which the related expense was incurred.

Effective December 15, 2023
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